SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
(Amendment No.       )

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DCP Holding Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 26, 2008

Dear DCP Holding Company Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 23, 2008, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241.

At the meeting, we will ask you to elect six members of the Board of Directors. We will also review the progress of the Company during the past year and you will have the opportunity to ask questions. The attached Notice of Annual Meeting of Shareholders and Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to greeting as many of our shareholders as possible.

Sincerely,

STEPHEN T. SCHULER, DMD	ANTHONY A. COOK
Chairman of the Board	President and Chief Executive Officer

DCP HOLDING COMPANY PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE NUMBER OF DIRECTORS
PROPOSAL TWO ELECTION OF DIRECTORS
DIRECTOR NOMINEES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTIONS EXERCISES AND RESTRICTED SHARE UNITS VESTED
DIRECTOR COMPENSATION
REPORT OF BENEFITS AND COMPENSATION COMMITTEE
BENEFITS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
QUESTIONS?

DCP HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 23, 2008

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of DCP Holding Company, an Ohio corporation (the “Company”), will be held on Wednesday, April 23, 2008, at 6:30 p.m., local time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio, for the following purposes:

1. To change the number of Directors to twelve.

2. To elect six members of the Board of Directors.

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record of DCP Holding Company’s Class A common shares at the close of business on March 7, 2008 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Voting” on page 1 of the accompanying Proxy Statement. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the proxy card by revoking his or her proxy prior to the vote being taken.

By Order of the Board of Directors

FRED BRONSON, DDS
Secretary

Sharonville, Ohio
March 26, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

DCP HOLDING COMPANY

PROXY STATEMENT

General

We are soliciting the enclosed proxy on behalf of the Company by our Board of Directors (the “Board”) for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 23, 2008, at 6:30 p.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241, and the telephone number at that location is (513) 771-7744.

This proxy statement, together with the accompanying Notice of Annual Meeting of Shareholders and the enclosed proxy card and 2007 Annual Report to Shareholders, is being furnished to shareholders of DCP Holding Company (the “Company”) in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting. The cost of this solicitation will be borne by the Company.

If you sign and return the enclosed proxy card, your vote will be cast as indicated on the card. Your presence at the Annual Meeting will not, in and of itself, revoke your proxy. However, you may revoke your proxy anytime before it is exercised by delivery to us of a new, later-dated proxy, or by giving written notice to us before or at the Annual Meeting. Notice of revocation of your proxy prior to the Annual Meeting should be delivered to DCP Holding Company, Secretary, at the Company’s corporate headquarters, 100 Crowne Point Place, Sharonville, Ohio 45241-5427.

The Company is authorized to issue 7,500 Class A Redeemable Common Shares, without par value (hereinafter the “Class A Common Shares”), 100,000 Class B Redeemable Common Shares, without par value (hereinafter the “Class B Common Shares”), and 100,000 preferred shares, without par value. As of March 7, 2008, the record date for the determination of holders of Class A Common Shares entitled to notice of, and to vote at, the Annual Meeting, there were 651 Class A Common Shares outstanding that were held of record by 651 shareholders and 7,793 Class B Common Shares outstanding that were held of record by 680 shareholders. Class A Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders, but do not have the right to vote cumulatively in the election of directors. The Class B Common Shareholders do not have voting rights, except as provided by law. Class A Common Shares may be convertible into Class B Common Shares at any time at the option of and without cost to the shareholder. The Class B Common Shares do not have any conversion rights. There are no preferred shares issued or outstanding.

The holders of a majority of our outstanding Class A Common Shares on the record date must be present or represented by proxy at the Annual Meeting of Shareholders to constitute a quorum.

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and the enclosed proxy card and 2007 Annual Report to Shareholders are first being sent to shareholders on or about March 26, 2008.

Voting

How to vote.  Class A shareholders may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If desired, provided that you have properly revoked your proxy (see above), you can change your vote at the meeting.

How proxies work.  The Board of Directors is asking for your proxy. By giving a proxy you authorize the persons named to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the director candidates. All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the proposal to set the number of directors at twelve and the election of all nominees for Directors proposed by the Board of Directors. Although we do not currently anticipate that any other matters will be raised at the meeting, if any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Class A Common Shares and Class B Common Shares of DCP Holding Company as of March 7, 2008 for the following: (1) each person who is known by us to beneficially own more than 5% of the outstanding shares of DCP Holding Company’s Class A Common Shares or Class B Common Shares; (2) each of our Named Executive Officers; (3) each of our directors; and (4) all of our directors and executive officers as a group.

	Number and
	Class of Shares
	Beneficially Owned		Percent of Class
NAME OF BENEFICIAL OWNER	Class A	Class B	Class A	Class B

Fred J. Bronson	1	11	*	*
Michael Carl	1	11	*	*
Jack M. Cook	0	18	*	*
Ross A. Geiger	0	12	*	*
Roger M. Higley	1	21	*	*
David A. Kreyling	1	11	*	*
James E. Kroeger	0	12	*	*
Donald J. Peak	0	12	*	*
Fred H. Peck	1	11	*	*
Molly Meakin-Rogers	0	46	*	*
Stephen T. Schuler	1	54	*	*
Mark Zigoris	1	31	*	*
Anthony A. Cook	0	0	*	*
Robert C. Hodgkins, Jr.	0	0	*	*
Ann Young	0	0	*	*
Laura S. Hemmer	0	0	*	*
Jodi Fronczek	0	0	*	*
Directors and Officers as a group	7	250	1.08%	3.21%

*	Less than one percent (1%)

PROPOSAL ONE

NUMBER OF DIRECTORS

In accordance with the Company’s Code of Regulations the number of members of the Board of Directors may be fixed or changed at the Annual Meeting by the affirmative vote of a majority of the Class A Common Shares. The number of current directors is thirteen, with twelve directors currently serving. There is one vacancy on the Board created by the death of Dr. Sanford S. Scheingold in 2007. The Board of Directors has decided not to fill the vacancy and instead recommends that the shareholders change the number of directors to twelve.

PROPOSAL TWO

ELECTION OF DIRECTORS
Nominees

Our Board of Directors currently has twelve members and is divided into two classes, each comprised of six members. The members of each class are elected to serve a two-year term with the term of office for each class ending in consecutive years. At this year’s Annual Meeting, the terms of our Class I directors will expire. The directors named below are the current Class I directors who have been nominated for re-election to the Board by a majority of the independent directors. The term of office of each person elected as a Class II director will continue until the 2010 Annual Meeting of Shareholders.

Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by a majority of the independent directors. The following information is furnished with respect to each person nominated for election as a director.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the six nominees listed below.

DIRECTOR NOMINEES

Name	Age	Period of Service as a Director	Term Expires in:

Ross A. Geiger	41	2001 to date	2010
Roger M. Higley, DDS	69	2000 to date	2010
David A, Kreyling, DMD	54	1996 to date	2010
Donald J. Peak, CPA	53	2001 to date	2010
Michael Carl, DDS	48	2004 to date	2010
James E. Kroeger, MBA, CPA	52	2006 to date	2010

Ross A. Geiger has been a Vice President at Key Bank since 2007. Prior to joining Key Bank, Mr. Geiger was a Vice President for Wells Fargo Business Credit from 2004 to 2007. Mr. Geiger served as a Vice President at Fifth Third Bank from 1998 to 2004. Mr. Geiger received a Bachelor of Arts degree from the University of Cincinnati in 1990. He is a member of the Tristate Association for Corporate Renewal, the Association for Corporate Growth, the Turnaround Management Association, the Greater Cincinnati Venture Association and the Louisville Venture Club. Mr. Geiger is presently Chairman of the Board’s Provider Fee Committee and serves on the Finance, Marketing and Product Development, Ad Hoc Shareholders/Share Evaluation and Ad Hoc Information Technology Committees.

Roger M. Higley, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1969. He is the Treasurer of Westwood United Methodist Church and has served in the past as a director and the Secretary of Westwood Homestead Bank, the Secretary of the Cincinnati Dental Society, the President of Gray Museum and the President of Kiwanis Club of Cheviot. Dr. Higley is currently Chairman of the Board’s Provider Relations Committee and serves on the Audit, Nominating, Utilization Review and Quality Assurance, Compensation and Benefits, Governance and Credentialing Committees. Dr. Higley was named the Vice Chairman of the Company in January 2006.

David A. Kreyling, DMD has been engaged in the private practice of general dentistry in the Florence, Kentucky area since 1980 and has served as President of the Northern Kentucky Dental Society. Dr. Kreyling currently is Chairman of the Board’s Benefits and Compensation Committee and serves on the Utilization Review and Quality Assurance and Finance Committees.

Donald J. Peak, CPA has been President of DJ Peak Consulting of Cincinnati, Ohio since 1992. Mr. Peak received a Bachelor of Science degree from Indiana State University. He is currently a member of the American Institute of Certified Public Accountants and the Healthcare Financial Management Association. Mr. Peak is presently Chairman of the Board’s Finance Committee and the Ad Hoc Information Technology Committee. He also serves on the Board’s Marketing and Product Development, Governance and Provider Fee Committees.

Michael Carl, DDS has been engaged in the private practice of general dentistry in Cincinnati, Ohio since 1986. He has served as Vice President and President of the Cincinnati Dental Society. Previously he was also a member of the Cincinnati Dental Society Nominating and Peer Review Committees. Dr. Carl has been a delegate with the Ohio Dental Association since 1998. He is a member of the Alpha Omega Dental Fraternity and served as President in 2001. Dr. Carl graduated from Ohio State University in 1985, which was followed by a general practice residency at Mt. Sinai Hospital in Cleveland, Ohio. He is a member of the Cincinnati Dental Association, Ohio Dental Association and the American Dental Association. He currently is the Chairman of the Credentialing Committee and serves on the Audit, Marketing and Product Development and Utilization Review and Quality Assurance Committees.

James E. Kroeger, MBA, CPA has been the Director of Internal Audit at The Midland Company since 2004. Prior to joining The Midland Company, he was a Firm Director in the Audit and Assurance practice of Deloitte & Touche LLP in Cincinnati, Ohio. He was with Deloitte approximately 25 years, specializing in auditing insurance and health care entities. He is currently a member of the Board of Governors of the University of Cincinnati Alumni Association. Mr. Kroeger currently is the Chairman of the Audit Committee and serves on the Finance and Provider Fee Committees.

Class II Directors — Terms Ending in 2009

Current Class II directors whose terms continue until the Annual Meeting of Shareholders in 2009:

			Expiration of Term
Name	Age	Period of Service as a Director	for which Proposed

Fred J. Bronson, DDS	73	1999 to date	2009
Jack M. Cook, MHA	63	2002 to date	2009
Fred H. Peck, DDS	47	1988 to date	2009
Molly Meakin-Rogers, MBA, CPA	50	1989 to date	2009
Stephen T. Schuler, DMD	60	1998 to date	2009
Mark Zigoris, DDS	71	1988 to date	2009

Dr. Bronson has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1962. He is presently the Chairman of the Board’s Nominating Committee and serves on the Provider Relations and Credentialing Committees. Dr. Bronson has been Secretary of Dental Care Plus since March 10, 2004 and Secretary of the Company since the reorganization of Dental Care Plus.

Mr. Cook has been a senior consultant with the Compass Group in Cincinnati since 2001. Mr. Cook has also served as President and Chief Executive Officer of The Health Alliance of Greater Cincinnati, President of The Christ Hospital and founding president of the managed care network called Healthspan since his recruitment to Cincinnati in 1983. He attended the University of North Carolina and Duke University, earning a B.S. degree in Business and a Master’s degree in Hospital Administration. Mr. Cook is presently Chairman of the Board’s Governance Committee and serves on the Audit, Marketing and Product Development, Compensation and Benefits and Provider Fee Committees.

Dr. Peck has been engaged in the private practice of general dentistry in the Cincinnati, Ohio area since 1986. He is presently Chairman of the Board’s Utilization Review and Quality Assurance Committee and serves on the Provider Relations, Ad Hoc Information Technology and Marketing and Product Development Committees. Dr. Peck has been Treasurer of Dental Care Plus since 1990 and the Treasurer of the Company since the reorganization of Dental Care Plus.

Ms. Rogers has been the Director of Reimbursement at St. Elizabeth Medical Center (SEMC) since 2000. Before joining SEMC, she served as a consultant to SEMC, as well as Johnson and Johnson and other local health care agencies. From 1987-1998 she was an Assistant Professor of Finance in the Masters of Health Administration Program at Xavier University. Ms. Rogers was employed by the accounting firm of Ernst & Whinney for eight years previous to her position with Xavier University. She is a Board member and Treasurer of Indian Hill Recreation Commission and a Board member of Carmel Manor Nursing Home. Ms. Rogers serves on the Board’s Audit, Finance, Provider Fee, Nominating and Ad Hoc Information Technology Committees.

Dr. Schuler has been engaged in oral and maxillofacial surgery in the Northern Kentucky area since 1974. He is the President of Oral Facial Surgery Associates, a past President of the Kentucky Board of Dentistry, a past President of the Kentucky Society of Oral and Maxillofacial Surgery and a past Chairman of the Board of Kentucky Dental Association. Dr. Schuler is presently the Chairman of the Board of Directors of the Company and serves on the Finance, Compensation and Benefits, Governance and Credentialing Committees. Dr. Schuler was the Vice Chairman of Dental Care Plus from 2001-2005 and the Vice Chairman of the Company from the reorganization of Dental Care Plus through 2005. He became the Chairman of the Company effective January 2006.

Dr. Zigoris has been engaged in the specialty practice of periodontics since 1966 and has served as Professor and Chairman of the Department of Periodontics from 1966 to 1983 at the University of Louisville School of

Dentistry, and as Professor and Chairman of the Department of Preventative Dental Sciences at King Saud University, Saudi Arabia, from 1983 to 1986. He has been engaged in the private practice of periodontics in the Cincinnati, Ohio area since 1986. He is currently the President of the Sycamore Glen Condominium Owners Association and a member of the Board of Directors of the Buckeye Scholarship Foundation and of VP — AHEPA.127 Inc. (a senior citizen housing project). Dr. Zigoris is presently Chairman of the Board’s Marketing and Product Development Committee and serves on the Utilization Review and Quality Assurance, Provider Relations and Ad Hoc Shareholders/Share Evaluation Committees.

Director Independence

Our Board of Directors has determined that each of the following members is an “independent director” as defined by the listing standards of The Nasdaq Stock Market: Jack M. Cook, Ross A. Geiger, James E. Kroeger, Donald J. Peak, and Molly Meakin-Rogers. The following directors are not an “independent director” as defined by the listing standards of The Nasdaq Stock Market due to their status as a participating provider with Dental Care Plus, Inc.: Fred J. Bronson, Michael Carl, Roger Higley, David A. Kreyling, Fred H. Peck, Stephen T. Schuler and Mark Zigoris.

Meetings and Committees

Our Board of Directors held a total of twelve meetings during 2007 and also took certain actions by written consent. No incumbent director during the last year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which she or he has been a director) and (ii) the total number of meetings held by all committees on which he or she served. We invite, but do not require, our directors to attend the Annual Meeting. All of our directors attended the 2007 Annual Meeting of Shareholders.

Our Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Our Board of Directors has five standing committees: Audit, Finance, Nominating, Compensation and Benefits, and Governance.

Audit Committee.  The Audit Committee’s members are James E. Kroeger, MBA, CPA, Chairman, Molly Meakin-Rogers, MBA, CPA, Roger M. Higley, DDS, Michael J. Carl, DDS, Jack M. Cook, MHA. The Committee met ten times in 2007. The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for DCP Holding Company. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Audit Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report as it appears in this Proxy Statement. The Board of Directors has determined that Mr. Kroeger is an “audit committee financial expert”, as defined under Regulation S-K Item 407(d)(5). In addition, Mr. Kroeger meets the independence standards applicable to Audit Committee members under SEC’s rules for companies listed on the Nasdaq Stock Market. Mr. Cook, Mr. Kroeger and Ms. Rogers are “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Audit Committee has a charter. The charter is not available on the Company’s website. However, it was provided as an attachment to last year’s proxy statement.

Finance Committee.  The Finance Committee’s members are Donald J. Peak, CPA, Chairman, Stephen T. Schuler, DMD, Molly Meakin-Rogers, MBA, CPA, David A. Kreyling DMD, James E. Kroeger, MBA, CPA and Ross Geiger. The Committee met twelve times in 2007. The Finance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities for reviewing and monitoring financial performance, budget development and strategic financial planning of the Company and its subsidiaries. The Finance Committee also: (a) provides advice and counsel as requested by management in the review of opportunities for investment in businesses anticipated to contribute to the Company’s growth and profit objectives; (b) provides advice and counsel as requested by management in the review of decisions on significant investment in the Company’s business, such as real estate, buildings, equipment and technology and (c) reviews and makes a recommendation to the full Board regarding the Company’s investment to the extent a business or investment opportunity is financially or strategically material to the Company.

Benefits and Compensation Committee.  The Benefits and Compensation Committee’s (the “Committee”) members are David A. Kreyling, DMD, Chairman, Roger M. Higley, DDS, Stephen T. Schuler, DMD, Jack M. Cook, MHA, and Molly Meakin-Rogers, MBA, CPA. The Committee does not have a charter. The Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer and the Chairman of the Board with respect to goals and compensation of the other executive officers. The Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Committee and recommended to the full Board for ratification. The Committee is responsible for administering our management equity incentive plans. The Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas. The Committee met eleven times in 2007.

The Benefits and Compensation Committee:  (a) reviews and establishes the compensation and benefits for the Company’s Named Executive Officers (defined below) and reports these decisions to the Board of Directors; (b) reviews the compensation and benefits for the Company’s other senior executive officers; (c) reviews the design of and administers, as appropriate, the Company’s broad-based incentive plans; (d) determines and establishes the appropriate retirement and severance packages and benefits to be given by the Company to our Named Executive Officers; (e) monitors the conformity of the aforementioned compensation and incentive packages with various laws and regulatory considerations pertaining to compensation matters; and (f) prepares the Report of Benefits and Compensation Committee for inclusion in this Proxy Statement. Jack M. Cook is “independent” as such term is defined by the listing standards of The Nasdaq Stock Market.

Governance Committee.  The Governance Committee’s members are Jack M. Cook, MHA, Chairman, Stephen T. Schuler, DMD, Roger Higley, DDS, and Donald J. Peak, CPA. The Governance Committee held three meetings during 2007. The Governance Committee: (a) reviews the independence and other qualifications of Board members, considering questions of possible conflicts of interest among Board members or management and DCP Holding Company and its subsidiaries, and monitoring all other activities of Board members or management that could interfere with such individuals’ duties to DCP Holding Company; (b) provides periodic review of Board performance and reports its findings to the Board; and (c) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees. The Governance Committee includes Jack M. Cook who meets the independence requirements of The Nasdaq Stock Market.

Nominating Committee.  The Nominating Committee’s members are Fred J. Bronson, DDS, Chairman, Molly Meakin-Rogers, MBA, CPA, David A. Kreyling, DMD and Michael J. Carl, DDS. The Nominating Committee met twice in 2007. The Nominating Committee does not have a charter. Its function is to recommend to the full Board of Directors persons to be nominated for election as directors. The Nominating Committee will consider nominees recommended by holders of Class A Common Shares (each an “Eligible Nominating Shareholder”), provided that such nominations are submitted in writing to Stephen T. Schuler, DMD, 100 Crowne Point Place, Sharonville, Ohio 45241, not later than February 1 preceding the Annual Meeting. In its evaluation the Committee does not distinguish between nominees identified by the Nominating Committee and nominees recommended by shareholders.

Director Nomination Process

The Nominating Committee has adopted a policy regarding director nominations (the “Policy”). The Policy establishes qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Nominating Committee’s belief that a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Nominating Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, the Company’s operations and its plan for the future, long-term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities. The Policy is subject to periodic review and amendment by the Nominating Committee in consultation with other independent directors serving on the Company’s Board.

The Policy provides that the Nominating Committee will consider candidates who are duly recommended in writing by Eligible Nominating Shareholders. . Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, a commitment by the nominee to meet personally with the Nominating Committee. In addition, in order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name, address, and telephone number of the Eligible Nominating Shareholder making the recommendation; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgment by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the committee desires to do so; any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; the disclosure of any relation of the individual being recommended with the Eligible Nominating Shareholder, whether direct or indirect, and, if known to the Eligible Nominating Shareholder, any material interest of such Eligible Nominating Shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such Eligible Nominating Shareholder).

The Nominating Committee determines, and reviews with the Board of Directors on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating Committee will evaluate such recommended nominees considering the additional information regarding them contained in the recommendation notices. When seeking candidates for the Board of Directors, the Committee may solicit suggestions from incumbent directors and management. Ultimately, the Nominating Committee will recommend to the Board of Directors prospective nominees who the Nominating Committee believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders.

To date, the Nominating Committee has not paid a fee to a third party for assistance in identifying and evaluating prospective nominees to stand for election to the Board of Directors. However, the Nominating Committee reserves the right to retain such services in the best interests of DCP Holding Company and its shareholders.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you should mail a written statement of the purpose and substance of your desired communication to: DCP Holding Company, 100 Crowne Point Place, Cincinnati, Ohio 45241, Attention: Corporate Secretary. Your communication will be reviewed to determine its appropriateness by our Corporate Secretary. Our Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Required Vote

The six nominees receiving the highest number of votes of the shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect under Ohio law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of DCP Holding Company’s management and the independent registered public accounting firm and their activities with respect to DCP Holding Company’s financial reporting process. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007, with management;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might affect the auditors’ independence as required by Independence Standards Board the Standard No. 1 as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and

•	discussed with Deloitte & Touche LLP any relationships that may affect their objectivity and independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James E. Kroeger, MBA, CPA, Chairman
Michael Carl, DDS
Jack M. Cook, MHA
Roger M. Higley, DDS
Molly Meakin-Rogers, MBA, CPA

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Benefits and Compensation Committee of the Board (the “Committee”) oversees DCP Holding Company’s executive officer compensation and equity-based programs. The Committee reviews and establishes the compensation and benefits for DCP Holding Company’s Named Executive Officers (defined below) and reviews the principles and strategies that guide the design of compensation plans and benefit programs for the Company’s other senior executive officers. The Committee is composed entirely of non-employee members of the Board.

Objectives of Compensation Program

The Company’s compensation programs help recruit, retain and motivate a group of talented and diverse executives, rewarding them for profitable corporate performance and providing incentives for them to create short-term and long-term corporate stability and growth. Accordingly, the key components of the Company’s compensation package for its executives are base salary, benefits, short-term incentive compensation and long-term incentives comprised of restricted share or unit awards. The level of these compensation components for the Company’s Named Executive Officers is determined by the Committee.

The Committee’s philosophy is that the Company will achieve its best results if its executives act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results. Owners take initiative and responsibility for the assets of the business, including its employees. As executives progress to higher levels at the Company, their responsibilities and rewards will progress as well. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of membership, growth of operating revenue, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased book value for our stock. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our management equity incentive plan.

Elements of Compensation; Determination of Amounts

Elements of compensation for our executives include: salary, bonus, health, disability and life insurance, perquisites and restricted share unit awards. Base salaries are set for our executive officers at the regularly scheduled fall meeting of our Benefits and Compensation Committee. At this meeting, the Committee also approves and adopts the management equity incentive plan for the new fiscal year and typically grants restricted share unit awards to all of our executives and certain other eligible employees. These executives and other eligible employees have the option to elect to defer their restricted share unit awards under the Company’s deferred compensation plan.

At the beginning of each fiscal year, it has been the practice of the Committee to review the history of all the elements of each executive’s total compensation and compare the compensation of the executives with that of the executives in an appropriate market comparison group. Typically, the CEO makes compensation recommendations to the Committee with respect to the executives who report to him. Such executives are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Committee with respect to the CEO, who is absent from that meeting. The Committee may accept or adjust such recommendations and also makes the sole determination of the Chairman of the Board’s compensation.

We pay each element of compensation to attract and retain the executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals. We provide restricted share unit non-cash compensation to reward longevity and increased share value. The following items of corporate performance are taken into account in setting compensation policies:

•	membership, operating revenue and corporate earnings per our financial plan;

•	achievement of our strategic objectives; and

•	the book value of our common shares.

Compensation Consultant

Every two years, with the assistance of an independent compensation consultant, who reports directly to the Committee, the Committee evaluates the Company’s plans and programs against current and emerging compensation practices in the insurance industry, legal and regulatory developments and corporate governance trends. In 2006, the review provided assurance that the Company’s compensation programs are designed to help attract and retain the talent necessary to maintain its long history of strong growth, profitability and shareholder returns. While no compensation review was conducted in 2007, the Committee considered the results of the 2006 review in determining 2007 compensation.

The Committee annually examines the ongoing competitiveness of the Company’s executive compensation programs, reviews both Company and individual executive performance and reports compensation levels for each Named Executive Officer to the Board. The Committee works to ascertain and establish competitive levels of base compensation, short-term incentive compensation and long-term incentive awards for the CEO, CFO and other Named Executive Officers of DCP Holding Company. Annually, the Committee:

•	Reviews compensation levels of the CEO, CFO and other Named Executive Officers against surveys of leading peer group companies and a broader range of major insurance companies provide by our compensation consultants. As a part of this work, the Committee validates that total compensation paid is appropriate based on an analysis that compares the Company’s performance to the performance of the peer group using publicly available financial performance measures.

•	Ensures that a significant portion of the total compensation packages for the CEO, CFO and other Named Executive Officers are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below-target performance.

•	Approves the base salary compensation for the CEO, CFO and other Named Executive Officers.

•	Approves the target level of non-equity incentive plan compensation for the CEO, CFO and other Named Executive Officers and the Company performance goals that must be achieved in order for the CEO, CFO and Other Named Executive Officers to receive all or a portion of their non-equity incentive compensation.

•	Approves long-term incentive awards in the form of grants of restricted share units under the management equity incentive plan and the deferred compensation plan.

While the Committee is solely responsible for establishing the compensation level and components for the CEO, the CEO is responsible for evaluating the compensation level of the CFO and other Named Executive Officers and making compensation recommendations to the Committee. The CEO is also involved in establishing individual and departmental objectives and goals with the CFO and other Named Executive Officers and evaluating their performance on an annual basis.

Named Executive Officer Compensation

Base Salaries

It is the goal of the Committee to establish salary compensation for our executives based on our Company’s operating performance relative to companies of comparable size in our industry over a three to five year period. In setting base salaries for fiscal 2007, the Committee reviewed the research provided by our compensation consultants with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer group. The Committee established our target for the total compensation level of for the CEO, CFO and other Named Executive Officers of DCP Holding Company at the 50th percentile of the range of compensation for comparable position with comparable peer companies in our industry. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. The Committee, in determining the base salaries for both the CEO and the CFO, considered several factors, including, but not limited to, the compensation payable to the chief executive officers and chief financial officers of various other companies, including other specialty insurance companies with comparable asset size and premium income.

Non-Equity Incentive Compensation

Near the end of fiscal 2005, the Committee adopted the 2006 management non-equity incentive plan. The management non-equity incentive plan is designed to reward our executives for the achievement of shorter-term financial goals, principally annual increases in plan membership, operating revenue and net operating income. These corporate goals are established at levels that the Committee determines are achievable but also a significant challenge for the executive management team. It is the practice of the Committee to establish these Company performance goals prior to the beginning of the applicable performance year. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals, rather than individually. We believe that this is important to aligning our executives and promoting teamwork. Although each executive is eligible to receive an award under the plan, the granting of the awards to any individual or the executives as a group is entirely at the discretion of the Committee. The Committee may choose to award the bonus or not, and decide on the actual level of the award in light of all relevant factors after completion of the fiscal year.

In November of 2006, the Committee established the corporate goals for 2007: plan membership of approximately 230,000 dental members at December 31, 2007, operating revenue of approximately $59 million for 2007, and net operating income of approximately $1.9 million for 2007. Under the terms of this plan, the target bonus payable for the CEO was established at 30% of his fiscal 2007 base salary. The target bonus amount for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 18% to 20% of each officer’s fiscal 2007 base salary. These target bonus levels corresponded to our achievement of 100% of plan membership, operating revenue and net operating income as set forth in our financial plan for fiscal 2007. The target bonus level for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter and $25,000 at the end of 2007 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and profitability goals for the fiscal year as a whole.

In its discretion the Committee decided on February 20, 2008 to award the non-equity incentive compensation payments to the CEO, the CFO and the other Named Executive Officers for fiscal 2007 based upon the full or partial achievement of our plan membership, operating revenue and net operating income performance goals as established in the 2007 management non-equity incentive plan, which was previously approved by the Committee in November of 2006. The CEO was awarded a bonus equal to 28% of his base salary. The other Named Executive Officers, with the exception of Ms. Young, were awarded a bonus equal to 16% to 20% of their base salaries based on the full or partial achievement of the Company performance goals along with other personal and departmental performance metrics. The non-equity incentive plan payments awarded to Ms. Young were made on a quarterly basis during 2007 based on the achievement of our plan membership and operating revenue performance objectives and after the end of 2007 based on profitability.

Management Equity Incentive Plan

Our Management Equity Incentive Plan is the primary vehicle for offering long-term incentive compensation. We also regard our Management Equity Incentive Plan as a key retention tool. With respect to long-term incentive awards, the Committee implemented the 2006 DCP Holding Company Management Equity Incentive Plan, as amended, which ties a portion of executive compensation to restricted share unit awards that increase in value with the value of the Company’s Common Share.

Beginning in 2006, the Committee granted to the CEO, the CFO and other Named Executive Officers a number of restricted share units (“RSUs”) with a book value at the beginning of the year equal to approximately 5% of each individual’s base salary. An executive or key employee must be an Company employee for more than one year before becoming eligible to receive RSU grants. These RSUs vest over the course of a four year period, with 10% vesting in year one, 20% vesting in year two, 30% vesting in year three and 40% vesting in year four. There are no performance criteria associated with the vesting of these RSUs. The only requirement for vesting is that the individual is an employee of the Company at the end of the vesting year in question.

Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realized that it is important that our executive officers and key employees can elect to receive their restricted share units as deferred compensation in lieu of taxable restricted share awards. Accordingly, the Company established the DCP Holding Company Deferred Compensation Plan at the beginning of 2006. Under the terms of the deferred compensation plan, our executives and key employees can elect to defer a portion of their cash compensation and their granted RSUs as they vest. Because deferred cash compensation and deferred RSUs can appreciate in value on a tax-deferred basis, we believe that this is a more efficient way to reward them for and motivate them toward superior long-term performance.

Restricted Share Unit Awards Granted

We granted restricted share unit awards to our executives and key employees that represent approximately 5% of their base salary for 2007 fiscal year. These grants were made at the regularly scheduled meeting of the Committee which was held in December of 2006. The recommendations of the Committee were approved by the Board of Directors in December of 2006, and the fiscal 2007 awards were granted thereafter in January of 2007. Restricted share unit awards were also granted to our non-employee directors at the December 2006 meeting of our Board of Directors.

Perquisites

We limit the perquisites that we make available to our executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites we provided in fiscal 2007 are as follows: The CEO, CFO and Chief Marketing Officer received a monthly car allowance and the CEO was authorized to be reimbursed for club membership fees.

Our health and insurance plans are the same for all employees. In general, our employees pay 25% of the health premium due. Employees that elect to not participate in the Company’s health insurance plan receive a monthly health care cost allowance of $200.00. All employees who participated in our 401(k) plan received matching funds equal to 50% of the first 4% of their base salary that they elect to contribute into the 401(k) plan. All of our named executive officers participated in our 401(k) plan and received matching funds. All employees are allowed to receive cash for up to two weeks of unused vacation time.

SUMMARY COMPENSATION TABLE

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
			Stock	Incentive Plan	Deferred	All Other
			Awards	Compensation	Compensation	Compensation
		Salary	($)	($)	Earnings ($)	($)	Total
Name and Principal Position	Year	($)	(1)	(2)	(3)	(4)	($)

Anthony A. Cook	2007	$267,050	$3,090	$80,262	$5,306	$38,551	$394,259
President & CEO	2006	252,000	932	76,440	720	44,975	375,067
Robert C. Hodgkins, Jr.,	2007	176,723	2,303	31,860	575	16,456	227,917
Vice President & CFO	2006	160,192	725	32,000	21	12,683	205,621
Ann Young,	2007	102,859	1,412	85,000	2,005	10,008	201,284
Chief Marketing Officer	2006	93,000	466	72,947	252	9,633	176,298
Laura S. Hemmer	2007	114,453	1,569	20,592	401	8,880	145,895
Director — Information Technology	2006	103,767	518	19,300	15	9,955	133,555
Cynthia A. Law(5)	2007	111,603	0	20,165	0	0	131,768
Director — Operations	2006	38,152	0	6,900	0	0	45,052

(1)	For 2007 includes the 20% vesting of the 2006 restricted share unit awards and the 10% vesting of the 2007 restricted share unit awards.

(2)	The 2007 non-equity incentive plan compensation for the CFO and other Named Executive Officers is equal to 18% of their base salaries with the exception of Anthony A. Cook and Ann Young. The 2007 non-equity incentive plan compensation for the President & CEO is equal to 30% of his base salary. The 2007 non-equity incentive plan compensation for Ann Young is based on four quarterly bonuses of $15,000 each and a $25,000 year-end bonus tied to membership, revenue and profitability performance goals.

(3)	For 2007 includes the increase in the book value of the vested restricted share units from grant date to December 31, 2007 and the investment earnings from deferred cash compensation in 2007.

(4)	For 2007 includes:

Car allowances for: Anthony Cook, $6,000, Robert Hodgkins, $6,000, and Ann Young, $5,400.

Health care credits for: Anthony Cook, $2,400, and Ann Young, $2,400.

401(k) matching contributions for: Anthony Cook, $5,509, Robert Hodgkins, $3,648, Ann Young, $2,208, and Laura Hemmer, $2,280.

Cash payments in lieu of vacation time for: Anthony Cook, $19,722, Robert Hodgkins, $6,808, and Laura Hemmer, $6,600.

Club membership fees for: Anthony Cook, $4,920.

(5)	Cynthia Law became a Company employee on August 14, 2006. Therefore Cynthia Law was not eligible to be granted any restricted share units for 2007.

GRANTS OF PLAN-BASED AWARDS

			Estimated			Estimated
			Future Payouts			Future Payouts
			Under Non-Equity			Under Equity
	Board		Incentive Plan Awards			Incentive Plan Awards
	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	Date	($)	($)(1)	($)	($)	($)(2)	($)

Anthony A. Cook,	12/13/06	1/2/07	—	—	—	—	17,448	—
President and	12/13/06		—	84,900	—	—	—	—
Chief Executive Officer
Robert C. Hodgkins, Jr.,	12/13/06	1/2/07	—	—	—	—	12,138	—
Vice President and	12/13/06		—	33,772	—	—	—	—
Chief Financial Officer
Ann Young,	12/13/06	1/2/07	—	—	—	—	6,827	—
Chief Marketing Officer	12/13/06		—	85,000	—	—	—	—
Laura S. Hemmer,	12/13/06	1/2/07	—	—	—	—	7,586	—
Director — Information	12/13/06		—	21,828	—	—	—	—
Technology
Cynthia A. Law,	12/13/06	—	—	20,931	—	—	—	—
Director — Operations

(1)	The non-equity incentive plan compensation target amount for Anthony Cook was established at 30% of his fiscal 2008 base salary of $283,000. The non-equity incentive plan compensation target amounts for the CFO and the other named executive officers, with the exception of Ms. Young, was established at 18% of each officer’s fiscal 2008 base salary. These compensation target levels correspond to our achievement of 100% of plan membership, operating revenue and net operating income as set forth in our financial plan for fiscal 2008. The non-equity incentive plan compensation target amount for Ms. Young, our Chief Sales and Marketing Officer, was established at $15,000 per quarter and $25,000 at the end of 2007 based on the achievement of specific plan membership and operating revenue performance goals for each quarter and for the fiscal year as a whole.

(see Non-Equity Incentive Compensation on page 11)

(2)	Represents restricted share units granted to the Named Executive Officers pursuant to the Company’s 2006 Dental Care Plus Management Equity Incentive Plan in January of 2007: Anthony A. Cook, 23 shares, Robert C. Hodgkins, Jr., 16 shares, Ann Young, 9 shares, Laura S. Hemmer, 10 shares.

Because each Named Executive Officer elected to defer receipt of these shares pursuant to the Company’s Deferred Compensation Plan the shares have been treated as phantom shares pursuant to the Issuer’s Deferred Compensation Plan. Each phantom share is the economic equivalent to one Class B Common Share and under the Deferred Compensation Plan will be settled in cash when each Named Executive Officer terminates his or her status as an employee of the Company. The phantom shares vest over a period of 4 years on the anniversary of the date of grant as follows: January 2007 grants — 10% 2007, 20% 2008, 30% 2009, 40% 2010.

The amounts reflected above assume a future book value per Class B Common Share for the January 2007 grants of $758.61 as of 12/31/2010.

(see Management Equity Incentive Plan on page 12)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Restricted Share Unit Awards
		Equity Incentive
		Plan Awards:
		Market or Payout
	Equity Incentive Plan Awards:	Value of Unearned Shares,
	Number of Unearned Shares, Units or	Units or Other Rights
	Other Rights that Have Not Vested	That Have Not Vested
Name	(#)(1)	($)(2)

Anthony A. Cook,	33.3	$20,021
President & CEO
Robert C. Hodgkins, Jr.,	24.2	14,550
Vice President & CFO
Ann Young,	14.4	8,658
Chief Marketing Officer
Laura S. Hemmer,	16.0	9,620
Director — Information Technology
Cynthia A. Law,	0.0	0
Director — Operations

(1)	Reflects the number of granted and unvested restricted share units (“RSUs”) at December 31, 2007.

Anthony A. Cook 2006 grant, 12.6 RSUs unvested; 2007 grant, 20.7 RSUs unvested

Robert C. Hodgkins, Jr. 2006 grant, 9.8 RSUs unvested; 2007 grant, 14.4 RSUs unvested

Ann Young 2006 grant, 6.3 RSUs unvested; 2007 grant, 8.1 RSUs unvested

Laura S. Hemmer 2006 grant, 7.0 RSUs unvested; 2007 grant, 9.0 RSUs unvested

(Cynthia A. Law became a Company employee on August 14, 2006 and is not yet eligible to be granted RSUs.)

(2) The values of the granted and unvested RSUs are based on the book value of a Class B Common Share at December 31, 2007 of $601.23. Depending on the Company’s performance, the book value will be different at the time of vesting. For example, the book value of the Class B redeemable common share was $518.05 and $532.82 on December 31, 2005 and December 31, 2006, respectively.

(see Management Equity Incentive Plan on page 12)

OPTIONS EXERCISES AND RESTRICTED SHARE UNITS VESTED

	Restricted Share Unit Awards
	Number of
	RSUs	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($)(1)

Anthony A. Cook,	7.7	$4,629
President & CEO
Robert C. Hodgkins, Jr.,	5.8	3,487
Vice President & CFO
Ann Young,	3.6	2,164
Chief Marketing Officer
Laura S. Hemmer,	4.0	2,405
Director — Information Technology
Cynthia A. Law,	0.0	0
Director — Operations

(1)	The values of the granted and vested restricted share units (“RSUs”) are based on the book value of a Class B Common Share at December 31, 2007 of $601.23.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 4% of the participant’s compensation that has been contributed to the plan. All executive officers and named executives participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions in	Earnings in		Balance
	in Last Fiscal	Last Fiscal	Last Fiscal	Aggregate	at Last
	Year-End	Year-End	Year-End	Withdrawals/	Fiscal
Name and Principal Position	(1)	(2)	(3)	Distributions	Year-End

Anthony A. Cook,	$34,030	$3,090	$5,306	—	$69,010
President and Chief Executive Officer
Robert C. Hodgkins, Jr.,	—	2,303	575	—	3,624
Vice President and Chief Financial Officer
Ann Young,	12,987	1,412	2,005	—	25,724
Chief Sales and Marketing Officer
Laura S. Hemmer,	—	1,569	401	—	2,503
Director — Information Technology
Cynthia A. Law,	—	—	—	—	—
Director — Operations

(1)	Includes deferred salary and bonus compensation in 2007.

(2)	Includes granted restricted share unit awards that vested in 2007.

(3)	Includes investment earnings on deferred cash compensation (1) and the increase in the book value of a Class B Common Share associated with the granted and vested restricted share unit awards.

Other Post-Employment Payments

All of our employees are employees-at-will and as such do not have employment agreements with us, except in the case of Anthony A. Cook, President & CEO. We also do not provide post-employment health coverage or other benefits; provided, however, upon termination of employment each Named Executive Officer is entitled to a lump sum payment for unused vacation time based on the Named Executive Officer’s current salary.

Employment Agreement

In the first quarter of 2007, we extended the 2006 Employment Agreement with Anthony A. Cook through December 31, 2007. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause. In the event that the Company is sold, transferred and/or merged with another entity, it shall be not be deemed an event of good cause to terminate the CEO. The benefits to be received by the CEO whose employment is terminated without good cause include: receipt of a severance pay for up to 12 months at the CEO’s then current monthly salary, eligibility to receive a bonus based on up to 30% of the severance pay amount, continuation of health, life and disability benefits for eight months after the termination of employment.

If a termination of the employment of the CEO without good cause had occurred as of December 31, 2007, we estimate that the value of the benefits under this Employment Agreement would have been as follows:

	Severance	Continuation
Name	Pay(1)	of Benefits(2)

Anthony A. Cook, President & CEO	$349,191	$39,744

(1)	Severance pay based on base salary and bonus potential for the 2008 fiscal year.

(2)	Based on continuation of 401(k) match, healthcare credit, car allowance, vacation pay and other perquisites.

DIRECTOR COMPENSATION

			Change in
			Pension Value
			and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation
	Cash	Awards	Earnings	Total
Name	($)	($)(1)	($)(3)	($)

Stephen T. Schuler, DMD,	$33,330	$11,722	$6,581	$51,633
Chairman of the Board
Sanford S. Scheingold, DDS,	17,733	—	547	18,280
Chairman Emeritus
Roger M. Higley, DDS,	23,150	11,722	3,583	38,455
Vice Chairman of the Board
Fred H. Peck, DDS,	17,250	11,722	2,052	31,024
Treasurer
Fred J. Bronson, DDS,	16,250	11,722	2,052	30,024
Secretary
Michael Carl, DDS	20,700	11,722	2,052	34,474
Jack M. Cook, MHA	20,700	11,722	2,052	34,474
Ross A. Geiger	17,400	11,722	2,052	31,174
David A. Kreyling, DMD	23,600	11,722	2,052	37,374
James E. Kroeger, MBA, CPA	21,850	11,722	2,052	35,624
Donald J. Peak, CPA	19,950	11,722	2,052	33,724
Molly Meakin-Rogers, MBA, CPA	22,650	11,722	2,052	36,424
Mark Zigoris, DDS	16,550	11,722	2,052	30,324

(1)	Includes the grant of 22 restricted share units (“RSUs”) to all directors.

(2)	Includes investment earnings on deferred cash compensation for Dr Schuler and Dr. Higley and the increase in the book value of a Class B Common Share associated with the vested restricted share unit awards.

Overview of Director Compensation and Procedures

Director compensation is the responsibility of the Governance Committee (the “Committee”). The director compensation objectives and principles established by the Committee are that: (1) directors should be appropriately compensated for their time and effort; and (2) director compensation should be approached on an overall basis, should motivate behavior and be aligned with the long-term interest of the shareholders. The Committee reviews the level of compensation of our directors every two years. To determine how appropriate the current level of compensation for our directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	information obtained from the National Association of Corporate Directors.

The Committee has determined that the compensation of our directors for 2007 is within the bottom quartile of the compensation of directors of companies of comparable size in our industry.

Director Compensation

We compensate non-employee members of the Board through a combination of cash and equity-based compensation. In 2007, Company directors $7,200 per year for serving as a member of our Board of Directors. They also received $450 for each regular or special Board of Directors’ meeting attended. In addition, we paid directors serving on committees the following:

Chairman -	$400 per meeting
Committee Member -	$300 per meeting

Our directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under The DCP Holding Company / Dental Care Plus, Inc. Deferred Compensation Plan (the “Plan”). Under this Plan, directors may either invest deferred compensation in DCP Holding Company stock equivalents or in a tax-managed mutual fund.

In December of 2006, our directors each were granted a restricted share unit award for 2007 entitling each of them to receive 22 restricted share units with a book value of $532.82 per unit as of December 31, 2006. Ten of the twelve directors elected to defer this compensation until termination of Board membership. Two of the twelve directors elected not to defer this compensation. These two directors are to be issued 22 DCP Holding Company Class B Redeemable Common Shares. The vesting of these restricted share unit awards was conditioned upon the attendance by each director of at least 75% of their scheduled meetings during 2007. In January of 2008, DCP Holding Company management determined that all twelve Board members met the 75% attendance requirement for 2007. Accordingly, all of these restricted share awards are now fully vested.

REPORT OF BENEFITS AND COMPENSATION COMMITTEE

The Benefits and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management for the year ended December 31, 2007. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

By the Benefits and Compensation Committee of the Board of Directors:

David A. Kreyling, DMD, Chairman
Stephen T. Schuler, DMD
Jack M. Cook, MHA
Roger M. Higley, DDS
Molly Meakin-Rogers, MBA, CPA

BENEFITS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Benefits and Compensation Committee currently consists of David A. Kreyling, DMD, Jack M. Cook, MHA, Roger M. Higley, DDS, Stephen T. Schuler, DMD and Molly Meakin-Rogers, MBA, CPA. No interlocking relationship exists between any member of our Board of Directors or Benefits and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Benefits and Compensation Committee is or was formerly an officer or an employee of DCP Holding Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

None. Seven members of the Company’s Board of Directors are participating providers in the Company’s dental plans, none of which received claims payments in excess of $120,000 in 2007.

Review, Approval or Ratification of Transactions with Related Persons

A related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving (i) the Company and the Company’s subsidiaries and (ii) any Company employee, officer, director (including a nominee), 5% shareholder or an immediate family member of any of the foregoing without regard to the dollar amount involved.

It is also the policy of the Company that a related party transaction as defined above will not be prohibited merely because it is required to be disclosed or because it involves related parties. Instead, it must be disclosed in advance to the Company and then may be approved by the Governance Committee or, under certain circumstances, by the Board of Directors, if it does not present any improper conflicts of interest.

The Governance Committee of the Board of Directors is responsible for applying the Company’s policies and procedures relative to related party transactions. The Audit Committee has been assigned the responsibility of monitoring potential related party transactions and reporting them to the Governance Committee. At the present time, these policies and procedures have not been documented but rather are based on reference to the meeting minutes of the Board of Directors and the Governance and Audit Committees.

The Company has not entered into any related party transactions that are required to be reported during 2007. The Company has entered into related party transactions with directors who are also participating providers discussed above.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received by the Secretary of the Company at 100 Crowne Point Place, Sharonville, Ohio, 45241-5427 on or before November 27, 2008, for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2009 Annual Meeting of Shareholders, the proxies named in the management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 12, 2009. Even if proper notice is received on or prior to February 12, 2009, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising the shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of DCP Holding Company’s Common Shares, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based on our review of the copies of such forms received by us we believe that during fiscal 2007 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were complied with except that each of the following persons inadvertently was late in filing a Form 4 in connection with the Company’s grants of restricted share units at the beginning of 2007: Fred J. Bronson, Michael Carl, Jack M. Cook, Ross A. Geiger, Roger M. Higley, David A. Kreyling, James E. Kroeger, Donald J. Peak, Fred H. Peck, Molly Meakin-Rogers, Sanford S. Scheingold, Stephen T. Schuler, Mark Zigoris, Anthony A. Cook, Robert C. Hodgkins and Ann Young. In addition, James E. Kroeger, Molly Meakin-Rogers and Sanford S. Scheingold filed one late Form 4 with respect to one transaction.

OTHER MATTERS

The following table sets forth the fees paid or accrued by us for services provided by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal Years Ended
	2006	2007

Audit Fees	$186,500	$193,731
Audit Related Fees	0	20,900
Tax Compliance and Consulting Fees	25,400	30,145

Total	$211,940	$252,976

On March 11, 2008, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008. Representatives of Deloitte & Touche LLP, which served as the Company’s independent registered public accounting firm during 2007 and are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee has established policies and procedures for the review and pre-approval of all audit and non-audit services to be provided by the independent auditor and the associated fees that are documented in the Company’s Audit Committee Charter.

Miscellaneous

If the enclosed proxy card is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of the proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the Class A Common Shares represented will be voted in accordance with that specification. If no specification is made, those Class A Common Shares will be voted at the meeting to set the number of directors at twelve and to elect directors as set forth under “Election of Directors” above. Under Ohio law broker non-votes and abstain votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. As stated above, director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting (including the vote to set the size of the Board) require for approval the favorable vote of a majority of the Class A Common Shares voted at the meeting in meeting or by proxy (or such different percentage as established by applicable law). If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

QUESTIONS?

If you have questions or need more information about the Annual Meeting of Shareholders, write to:

Anthony A. Cook
DCP Holding Company
100 Crowne Point Place
Sharonville, Ohio 45241
or call us at (513) 554-1100.

By Order of the Board of Directors

ANTHONY A. COOK
President and Chief Executive Officer

Sharonville, Ohio
March 26, 2008

Proxy must be signed and dated below.

ê  Please fold and detach card at perforation before mailing.   ê

DCP HOLDING COMPANY	PROXY

This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting to be held on April 23, 2008.

The undersigned hereby appoints Michael Carl, Ross Geiger and Roger Higley, and each of them, attorneys and proxies of the undersigned with full power of substitution, to attend the Annual Meeting of Shareholders of DCP Holding Company to be held on April 23, 2008 at 6:30 P.M. Eastern Time, at the Sharonville Convention Center, 11355 Chester Road, Sharonville, Ohio 45241 or any adjournment of such Annual Meeting, and to vote the number of Class A Common Shares which the undersigned would be entitled to vote and with all the power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 26, 2008, is hereby acknowledged.

Dated:                                             , 2008

Signature(s)

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

YOUR VOTE IS IMPORTANT

     Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê  Please fold and detach card at perforation before mailing.   ê

DCP Holding Company	Proxy
     This proxy will be voted in accordance with specification made. If no choices are indicated, this proxy will be voted for Proposal 1 and for the nominees listed in Proposal 2.

1. To set the number of directors at twelve.
              ☐                  FOR                         ☐                  AGAINST                      ☐            ABSTAIN
2. To elect six members of the Board of Directors.

☐	FOR all nominees listed below (except as otherwise marked below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

     Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

Michael Carl, DDS	Ross A. Geiger	Roger M. Higley, DDS
David A. Kreyling, DMD	James E. Kroeger, MBA, CPA	Donald J. Peak, CPA